Exhibit 99.1

    NEWS RELEASE

Visteon Takes Action to Address COVID-19 Impact

•	Company reducing operational costs in response to lower industry volumes

•	Financial guidance withdrawn due to impact of global pandemic

•	Company donates face shields to help protect front-line medical care givers treating COVID-19 patients

VAN BUREN TOWNSHIP, Mich., April 9, 2020 – Visteon Corporation (NASDAQ: VC) today outlined various actions it is taking in response to the global coronavirus pandemic.

Operational Business Actions

The company has taken decisive actions to manage costs and preserve liquidity, including effective cost management and the previously disclosed drawdown of its revolving credit facility.

As of March 31, Visteon had approximately $825 million of cash and roughly $785 million of debt, which includes the $400 million draw down of the revolving credit facility. Visteon has no significant near-term debt maturities.

“Visteon has a solid balance sheet and the necessary liquidity to withstand the storm while continuing to position the company for future growth,” said Visteon President and CEO Sachin Lawande. “We have seized the challenge as an opportunity to emerge stronger as a company and continue to lead the evolution of automotive digital cockpits and safety solutions with a strong technology roadmap.”

Visteon has temporarily suspended or significantly reduced production at certain facilities in the Americas, Europe and most of Asia outside of China in response to governmental requirements and production rollbacks taken by many of its customers. As its operations resume in China, Visteon is implementing best practices to protect the health and safety of its workforce, including requiring cleaning and sanitation protocols, employee wellness checks and social distancing.

In addition to the restructuring plan previously announced in January, the company will further reduce the number of employees at various sites. The new restructuring program is estimated to cost between approximately $11-15 million and will be substantially completed by the middle of 2021. The plans are expected to lower the company’s cost base, improve its financial performance and cash flow generation, and create a streamlined organization best positioned to deliver on its key financial and operational priorities.

Temporary Global Compensation Actions

Visteon today announced a temporary four-month global salary reduction program; CEO salary will be reduced by 40%, the company’s Executive Committee by 30%, and non-employee Directors’ cash compensation by 30%. Subject to local laws and regulations, all other employee salaries will be reduced by 20%.

Guidance Withdrawn

Given the uncertainty created by the growing impact of COVID-19 on the global automotive market, the company also announced that it is withdrawing the financial guidance provided in February 2020.

Protective Face Shield Donations

The company is assisting the global battle against COVID-19 by using production lines at its state-of-the-art Palmela manufacturing facility in Portugal, usually dedicated to automotive cockpit electronics, to produce protective face shields. Visteon will donate the much-needed personal protective equipment to the community medical facilities in which our employees and their families live.

“Nothing is more important to Visteon than the health and safety of our 11,000 employees who work and reside in 18 countries around the world,” said Visteon President and CEO Sachin Lawande. “The battle against COVID-19 will be won through innovation and I’m proud that our global teams have pulled together to find ways to help protect those in the medical community who tirelessly and selflessly commit themselves to protecting us and our loved ones.”

At scale, the company hopes to deliver up to 50,000 protective face shields and other personal protective equipment (PPE) to doctors and nurses in its communities. The company has also donated face masks it received from its China operations to the University of Michigan Hospital donation center.

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About Visteon

Visteon is a global technology company that designs, engineers and manufactures innovative cockpit electronics and connected car solutions for the world’s major vehicle manufacturers. Visteon is driving the smart, learning, digital cockpit of the future, to improve safety and the user experience. Visteon is a global leader in cockpit electronic products including digital instrument clusters, information displays, infotainment, head-up displays, telematics, SmartCore™ cockpit domain controllers, and the DriveCore™ autonomous driving platform. Visteon also delivers artificial intelligence-based technologies, connected car, cybersecurity, interior sensing, and embedded multimedia and smartphone connectivity software solutions. Headquartered in Van Buren Township, Michigan, Visteon has approximately 11,000 employees at more than 40 facilities in 18 countries. Visteon had sales of approximately $3 billion in 2019. Learn more at www.visteon.com.

Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to: (1) the duration and severity of the novel coronavirus (COVID-19) pandemic; (2) conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, (ii) the financial condition of our customers and the effects of any restructuring or reorganization plans that may be undertaken by our customers or suppliers, including work stoppages, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress, work stoppages, natural disasters or civil unrest; (3) our ability to satisfy future capital and liquidity requirements, including our ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to us, our ability to comply with financial and other covenants in our credit agreements, and the continuation of acceptable supplier payment terms; (4) risks that the Company may be unable to implement its restructuring plans as anticipated on a timely basis or at all, that the expected amount of expenses and cash expenditures associated with the restructuring plans may exceed the Company’s projections, and that the Company may be unable to realize the full amount of estimated savings from the restructuring; (5) our ability to satisfy pension and other post-employment benefit obligations; (6) our ability to access funds generated by foreign subsidiaries and joint ventures on a timely and cost-effective basis; (7) our ability to execute on our transformational plans and cost-reduction initiatives in the amounts and on the timing contemplated; (8) general economic conditions, including changes in interest rates, currency exchange rates and fuel prices; (9) increases in raw material and energy costs and our ability to offset or recover these costs, increases in our warranty, product liability and recall costs or the outcome of legal or regulatory proceedings to which we are or may become a party; (10) the impact of the coronavirus on our suppliers, our manufacturing facilities and automotive sales in China; and (11) those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2019). Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update.

Follow Visteon:

Media Contact:
Dave Barthmuss
805-660-1914
dave.barthmuss@visteon.com
Investor Contact:
Kris Doyle
201-247-3050
kdoyle@visteon.com

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